Exhibit 10.9

AMGEN INC. SUPPLEMENTAL

RETIREMENT PLAN

(As Amended and Restated Effective October 16, 2013)

AMGEN INC. SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective October 16, 2013)

ARTICLE I
INTRODUCTION AND PLAN PURPOSE

1.1    Purpose. The purpose of the Amgen Inc. Supplemental Retirement Plan (the “Plan”) is to provide benefits to employees of Amgen Inc. and certain of its affiliates and subsidiaries whose Matching Contributions and Nonelective Contributions are limited under the Retirement Plan or the AML Plan (each as defined below), whether because of statutory limitations or because of employee deferrals to the Amgen Nonqualified Deferred Compensation Plan (the “NQDC”), or both. Amgen Inc. intends that the Plan will provide benefits to a select group of management or highly compensated employees. The Plan is intended to be an unfunded “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Plan is not intended to be a plan described in Section 401(a) of the Code and/or Section 1081.01(a) or the Puerto Rico Code.

1.2    History and Effective Date. The Plan was established by Amgen Inc. effective as of January 1, 1993, was amended and restated effective January 1, 1998, and again effective November 1, 1999. The Plan was further amended and restated effective January 1, 2005 to document the merger of the Immunex Key Employee Plan with and into this Plan; and further amended and restated, effective January 1, 2009, subject to any earlier date specifically set forth within the Plan, to incorporate amendments adopted after the January 1, 2005 restatement and to adopt provisions intended to comply with Code Section 409A and related Treasury Regulations and guidance. The Plan shall be operated and interpreted in accordance with this intention. The Plan, as set forth herein, is further amended and restated, effective October 16, 2013. If your payments commenced prior to October 16, 2013, or if the Committee determines that all of the events necessary to receive payment have occurred prior to October 16, 2013, you shall receive or continue to receive payments in accordance with the Plan terms in effect on October 15, 2013, to the extent that the Committee determines that doing so would comply with applicable law.

ARTICLE II
DEFINITIONS

For the purposes of this Plan, the following terms, when capitalized, have the following meanings. Any capitalized term in this Plan that is not defined in this Article II has the meaning given such term in the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants).

2.1    Account means the account maintained by the Company in accordance with Article IV with respect to Plan Credits and Earnings.

2.2    Account Balance Plan means any plan, agreement or arrangement of the Company or any of its Affiliates that is an “account balance plan” as defined in Treasury Regulation Section 1.409A-1(c)(2)(A) and (B).

2.3    Affiliate shall mean, with respect to any entity, all other entities with which the subject entity would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.

2.4    AML Plan means the Savings Plan for Amgen Manufacturing, Limited.

2.5    Beneficiary means the person, persons or entity entitled under Article VI to receive Plan benefits payable in the event of your death.

2.6    Board means the board of directors of Amgen Inc.

2.7    Change of Control Plan means the Amgen Inc. Change of Control Severance Plan, as amended and restated, effective as of December 9, 2010 (and any subsequent amendments thereto).

2.8    Code means the Internal Revenue Code of 1986, as amended from time to time, and any applicable IRS Regulations promulgated thereunder and any successor thereto. References to any section of the Code include reference to any comparable or succeeding provisions or regulations that amends, supplements or replaces the section.

2.9    Committee means the Compensation and Management Development Committee of the Board.

2.10    Company means Amgen Inc. or any subsidiary or affiliate of Amgen Inc. selected by the Board or the Committee to participate in the Plan and excludes any disregarded entity pursuant to Treasury Regulations section 301.7701-3, unless such disregarded entity is selected by the Board or Committee to participate in the Plan.

2.11    Compensation has the same meaning as the term “Deferral Compensation” has under the Retirement Plan (or with respect to Puerto Rico Participants, as the term “Compensation” has under the AML Plan), except that, for purposes of this Plan, Compensation is not limited by the Salary Cap and includes amounts that are deferred into the NQDC.

2.12    Earnings means the amount credited to your Account under Section 4.3 of the Plan.

2.13    Employer means, for the purpose of determining whether you have experienced a Separation from Service, the entity for which you perform services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises and all of its Affiliates.

2.14     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15    Normal Retirement Date means the first day of the month coinciding with or next following your attainment of age 65.

2.16    NQDC means the Amgen Nonqualified Deferred Compensation Plan.

2.17    Plan means this Amgen Inc. Supplemental Retirement Plan.

2.18    Plan Credits means the amount credited to your Account under Section 4.2 and, where applicable, also includes all credits that were made to your Account for periods prior to January 1, 2005.

2.19    Plan Year means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

2.20    Puerto Rico Code means The Internal Revenue Code for a New Puerto Rico, as amended from time to time, and any applicable regulation thereunder and any successor thereto. Reference to any section or subsection of the Internal Revenue Code for a New Puerto Rico includes reference to any comparable or succeeding provisions that amends, supplements or replaces that section.

2.21    Puerto Rico Participant means each eligible employee who, effective on or after January 1, 2012, is an active participant in the AML Plan.

2.22    Qualifying Termination shall mean your termination of employment within two (2) years following a Change of Control (as defined in the Change of Control Plan) (i) by the Company other than for Cause (as defined in the Change of Control Plan), Disability (as defined in the Change of Control Plan) or as a result of your death, or (ii) by you for Good Reason (as defined in the Change of Control Plan). Your termination of employment will not qualify as a Qualifying Termination if you are not covered by the Change of Control Plan at the time of your termination or if there is no Change of Control Plan in effect at the time of your termination.

2.23    Retirement Plan means the Amgen Inc. Retirement and Savings Plan.

2.24    Salary Cap means the highest level of compensation that can be considered for the purpose of calculating benefits under Section 401(a)(17) of the Code (or Puerto Rico Code Section 1081.01(a)(12) in the case of Puerto Rico Participants).

2.25    Separation from Service means the termination of services that you provide to your Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether you have experienced a Separation from Service, the following provisions shall apply:

(a)
Except as otherwise provided in Section 2.25(b) below, a Separation from Service shall occur when you experience a termination of employment with your Employer. You will be considered to have experienced a termination of employment when the facts and circumstances indicate that either (i) you are not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services you will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services that you performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or full period of services to the Employer if you have been providing services to the Employer for less than 36 months).

(b)
If you are on military leave, sick leave, or other bona fide leave of absence, the employment relationship between you and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as you retain a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six months and you do not retain a right to reemployment under an applicable statute or by contract, you will incur a Separation from Service as of the first day immediately following the end of such six-month period. However, where your leave of absence is due to your “disability” (as defined below), a 29-month period of absence will be substituted for such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that you will return to perform services for the Employer. For purposes of this Section 2.25(b), “disability” shall mean any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether you have a disability shall be made by the Employer’s short-term disability insurance carrier or administrator (or, if none, by the Committee).

(c)
Notwithstanding the foregoing, if you provide services to the Employer as both an employee and a member of the Board, then to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by you as a Board member shall not be taken into account in determining whether you experience a Separation from Service as an employee.

2.26    Spouse means your wife or husband who is lawfully married to you at the time of your death.

2.27    Years of Service means, effective April 1, 2004, a continuous period of employment beginning on your date of hire with the Company and ending on the date your employment with the Company terminates for any reason. You will be credited with one Year of Service for each consecutive 12-month-period beginning on your hire date, and each anniversary thereof, that you remain employed with the Company. If your employment with the Company terminates and you are later rehired, your prior Years of Service under the Plan will be disregarded and your Years of Service for purposes of vesting in your Account after the rehire date will be determined from the date of your rehire until your subsequent termination of employment.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1    Eligibility. You are eligible to receive credits in your Account as provided in Section 4.2 of the Plan during the time you are eligible to participate in the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants) and either your Compensation for the relevant calendar year is in excess of the Salary Cap, or you elect to make a deferral into the NQDC, or both. Effective January 1, 2012, Puerto Rico Participants are eligible to participate (and only on a prospective basis) to the extent they satisfy on or after such date the eligibility requirements under this Section.

3.2    Automatic Participation. Once you satisfy the eligibility requirements under Section 3.1, you will automatically be enrolled in the Plan and eligible to receive Plan Credits under Article IV of the Plan.

3.3    Participation. After you first become eligible, you will continue to participate in the Plan (that is, you will receive Earnings on the balance in your Account) as long as you have not received a distribution of your Account, even if you are no longer eligible to receive Plan Credits under the Plan.

ARTICLE IV
CREDITS TO YOUR ACCOUNT

4.1    Account. For record keeping purposes only, an Account will be established under Section 4.2 below and maintained on your behalf under the Plan. Your Account is a notional account and will be used solely to determine the amounts to be paid to you under the Plan. Your Account will not constitute or be treated as a trust fund for your benefit.

4.2    Credits. For each Plan Year you are eligible, the Company will credit your Account with Plan Credits in an amount equal to (i) ten percent (10%) (nine percent (9%) for Puerto Rico Participants), multiplied by (ii) your Compensation for the Plan Year that is not recognized under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants) either because it is in excess of the Salary Cap, or deferred under the NQDC, or both. In addition, if your employment terminates as a result of a Qualifying Termination, the Company may determine, in its sole discretion, to credit an amount determined under the Change in Control Plan to any Plan participant’s Account. Notwithstanding anything herein (including Article V) or in the Change of Control Plan to the contrary, any Plan Credits credited to your Account as a result of a Qualifying Termination (and any Earnings thereon) will be paid to you in a lump sum as soon as administratively practicable during the Plan Year immediately following the Plan Year in which your Separation from Service occurs, but in no event more than two and one-half months after the end of the calendar year in which your Separation from Service occurs.

4.3    Earnings. Your Account will be credited with Earnings with respect to the investments of the Plan Credits credited to your Account. Earnings will be credited at the rate declared by the Senior Vice President, Human Resources of Amgen Inc. (or his delegate), acting in such person’s sole discretion, after taking into account the investment performance of the investment vehicles selected by the Senior Vice President, Human Resources of Amgen Inc. (or his delegate), or, if the Senior Vice President, Human Resources of Amgen Inc. (or his delegate) permits, selected by you from among the investment vehicles available under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants), excluding the Amgen Inc. Stock Fund.

4.4    Vesting of Your Account. Your Account will become fully vested upon termination of your employment with the Company (1) on or after (a) your Normal Retirement Date, (b) the date of your Disability, or (c) your death, or (2) that is a Qualifying Termination. If your employment with the Company is terminated for any other reason, your Account will be vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing vesting schedule, if a portion of your Compensation for a Plan Year consists of amounts that were deferred under the NQDC, then a portion of that Plan Year’s Plan Credits in an amount equal to (i) 10% (nine percent (9%) for Puerto Rico Participants), multiplied by (ii) the amount of Compensation deferred under the NQDC that would have been taken into account under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants) if it had not been deferred, shall be immediately vested.

Any portion of your Account that is not vested on your termination of employment will be permanently forfeited. All Accounts will be subject to the creditors of the Company in the event of the insolvency of the Company.

4.5    Payroll Taxes Upon Vesting. When any portion of your Account becomes vested and nonforfeitable, the Company shall withhold from your current Compensation, in a manner determined by the Company, your share of employment taxes under the Federal Insurance Contribution Act (FICA) and other applicable employment taxes. If necessary, and in accordance with Section 5.5(c) below, the Company may reduce the vested and nonforfeitable portion of your Account to comply with this Section 4.5.

4.6    Determination of Accounts. Your Account will consist of all your credited Plan Credits and Earnings.

4.7    Statement of Accounts. Prior to March 1 of each year or at such other time as determined by the Committee, the Committee will distribute statements to you showing the balance of your Account.

ARTICLE V
DISTRIBUTIONS

5.1    Distributions. Following your Separation from Service, the Company will pay you the vested balance of your Account under the Plan. The distribution of your Account will be paid to you in a lump-sum payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs, unless you have elected on an election form provided by the Committee, within the time and manner described below, to receive either (i) a lump-sum payment as soon as administratively practicable in the second Plan Year following the Plan Year in which your Separation from Service occurs, or (ii) installment payments described in Section 5.2. Any election pursuant to this Section 5.1 must be made within 30 days after the date that you become eligible to participate in the Plan, provided that you have not been eligible to participate in this Plan or in any other plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) at any time during the 24-month period ending on the date you became eligible to participate in the Plan, and be made in accordance with Treasury Regulation Section 1.409A-2(a)(7).
Notwithstanding anything in Article V to the contrary, the time and form of payment of any Plan Credits resulting from a Qualifying Termination (and any Earnings thereon), which will be treated as a right to receive a separate and distinct payment, shall be paid to you pursuant to and be governed by Section 4.2.
5.2    Installment Payments. Installment payments will be paid in substantially equal annual payments, commencing as soon as administratively practicable in the Plan Year immediately following the Plan Year in which you experience a Separation from Service for up to a ten-year period, and ending in the Plan Year that you specify on an election form provided by the Committee. However, if your aggregate account balance under all Account Balance Plans is $100,000 or less upon your Separation from Service, your election to receive installment payments will be disregarded and your vested Account will be paid to you as a lump-sum payment as soon as administratively practicable in the Plan Year immediately following the Plan Year in which you incur a Separation from Service. For purposes of this Plan, (i) under the substantially equal annual payments method, the amount of each annual payment shall be calculated by multiplying your Account balance as of the end of the prior Plan Year by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due, and (ii) the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.
5.3    Distribution Election Changes. With respect to your distribution election made pursuant to this Article V, you may extend the payment date and/or change the form of payment initially designated (or subsequently designated pursuant to this Section 5.3), provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made (e.g., must be made at least 12 months before your Separation from Service), (ii) the payment date must be at least five years after the previously designated payment date and must involve completion of all payments not later than the end of the Plan Year that includes the twenty-year anniversary of your Separation from Service, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was scheduled to occur (based on the last election in effect), which, in the case of installment payments, shall include only the first installment payment.

5.4    Six-Month Delayed Payment. If, at the time of your Separation from Service, you are a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of your Separation from Service (the “409A Suspension Period”). In the event of your death, however, the Specified Benefits shall be paid to your Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any amounts that would be subject to Section 409A additional taxes if the Company were to pay them, pursuant to this Plan, on account of your Separation from Service. During the 409A Suspension Period, your Account will continue to be credited or debited in accordance with Section 4.3 above until your Account is distributed. Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.
5.5    Accelerated Distributions. Distributions may not be accelerated, except as provided in this Section 5.5 and in Section 8.2. Distributions may be accelerated under the following circumstances:

(a)
You have elected to receive any payments under the installment method and subsequently elect to change from installments to a lump-sum distribution, provided the change in the distribution election satisfies the requirements set forth in Section 5.3 or 6.5.

(b)
You become liable for FICA taxes with respect to any portion of your Account, provided that if an accelerated distribution is made pursuant to this paragraph, the amount distributed shall not exceed the aggregate of the FICA taxes imposed on your Account plus any income tax withholding required for the FICA withholdings.

(c)
The Plan fails to meet the requirements of Code Section 409A with respect to any portion of your Account, provided that if an accelerated distribution is made pursuant to this paragraph, the amount that shall be distributed shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

(d)
If there is an inclusion in income under Section Code 457A with respect to any portion of your Account, such inclusion is treated as a payment for purposes of the short-term deferral rule under §1.409A-1(b)(4). If the short-term deferral rule under §1.409A-1(b)(4) is satisfied, the amount included in income will be distributed to you during the taxable year in which such income inclusion occurs. If the short-term deferral rule under §1.409A-1(b)(4) is not satisfied, the amount included in income will be accelerated to the extent permitted under applicable IRS guidance.

5.6    Delayed Distributions. Except as provided in Sections 5.3, 5.4, 6.5, and this Section 5.6, payments may not be delayed. Distributions may be delayed under the following circumstances:

(a)
If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 4.3. The delayed amounts (as adjusted for any amounts credited or debited thereon) shall be distributed to you (or your Beneficiary in the event of your death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section

162(m).

(b)
The Committee may delay payment if it reasonably anticipates that making the payment would violate federal securities laws or other applicable law, provided the Company treats all payments to similarly situated Plan participants on a reasonably consistent basis and the payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation.

5.8    Withholding Payroll Taxes. The Company (or the Company’s designee) will withhold any taxes required to be withheld from payments made from the Plan to satisfy any federal, state, or local requirements regarding tax withholding.

5.9    Payments to Incompetents. Whenever and as often as any person entitled to receive a distribution under the Plan shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to care for such distributions to the person’s own best interest and advantage, the Committee, in the exercise of its discretion, may direct such distributions to be made in any one or more of the following ways:

(a)                directly to such person;
(b)               to such person’s spouse;
(c)                to such person’s legal guardian or conservator; or
(d)               to any other person to be held and used for such person’s benefit.
The decision of the Committee shall, in each case, be final and binding upon all parties, and any distribution made pursuant to the power herein conferred on the Committee shall, to the extent so made, be a complete discharge of the obligations under the Plan of the Company and the Committee with respect to such person.

ARTICLE VI
BENEFICIARY DESIGNATION

6.1    Beneficiary Designation. Your Beneficiary under the Plan will be the same Beneficiary you select under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants). If you change your Beneficiary designation under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants), your Beneficiary designation under the Plan will automatically change as well.

6.2    No Beneficiary Designation. If you fail to designate a Beneficiary under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants), or if the Beneficiary you designate dies before you or before complete distribution of your Plan benefits, your designated Beneficiary will be the first of the following classes in which there is a survivor:

(a)    your surviving Spouse;

(b)	your children, except if any of the children predecease you but leave surviving issue, then such issue will take by right of representation the share the parent would have taken if living;

(c)    your estate.

6.3    Death Before Commencement of Benefits. Subject to Section 6.5, any amounts payable to your Beneficiary under the Plan shall be paid in a lump sum unless you elect on an election form provided by the Committee, within the time and manner set forth in Section 5.1, for such amounts to be payable in substantially equal annual installment payments for up to a ten-year period. Notwithstanding anything herein to the contrary, if your aggregate account balance under all Account Balance Plans is $100,000 or less upon your death, any election you made to receive installment payments will be disregarded and the portion of your vested Account that was subject to the election will be paid to your Beneficiary as a lump-sum payment. Any lump-sum payment made pursuant to this Section 6.3 or Section 6.5 shall be made, or installment payments shall commence, within 60 days of your death. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

6.4    Death After Commencement of Benefits. If you die after installment payments have commenced but before your Account is paid in full, your remaining installment payments shall continue and shall be paid to your Beneficiary over the remaining number of years and in the same amounts as payments would have been made to you had you survived.

6.5    Distribution Election Changes. With respect to your distribution election made pursuant to this Article VI, you may change the form of payment initially designated (or subsequently designated pursuant to this Section 6.3), provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made (e.g., must be made at least 12 months before your Separation from Service), (ii) the payment date must involve completion of all payments not later than the end of the Plan Year that includes the ten-year anniversary of your death, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was scheduled to occur (based on the last election in effect), which, in the case of installment payments, shall include only the first installment payment.

6.6    Effect of Payment. The distribution to your Beneficiary completely discharges the Company’s obligations under this Plan. Notwithstanding anything in the Plan to the contrary, if payment of a Participant’s benefits under this Plan is made to any person in excess of the amount which is due and payable under the Plan for any reason (including, without limitation, the continuation of payments after the death of a Participant or Beneficiary entitled to them), the Committee shall have full authority, in its sole and absolute discretion, to reduce future benefits payable under the Plan (including amounts payable to a surviving Spouse) to reflect the value of the excess payment.

ARTICLE VII
ADMINISTRATION

7.1    Committee; Duties. This Plan is administered by the Committee, or its duly appointed delegate or delegates (including the Claims Reviewer and Appeals Reviewer with respect to benefit claims), who may or may not be employees of the Company. The Committee (or its delegates) shall have all rights, powers and authority with respect to the administration and operation of the Plan, including, without limitation (i) the sole discretion and authority to make such rules, interpretations and computations and shall take such other actions to administer the Plan as it may deem appropriate, (ii) the sole discretion and authority to interpret the Plan and conclusively to determine all questions arising under the Plan, including questions relating to eligibility and benefits, and (iii) the power to maintain and keep adequate records concerning the Plan and its proceedings and acts in such form and detail as the Committee may decide; provided, however, nothing in this Section 7.1 shall be construed to impose any fiduciary duty on the Committee or its delegates under ERISA. The decisions or actions of the Committee (or its delegates) with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules or regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in the Plan.

7.2    Indemnity of Committee. The Company will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of the Committee’s gross negligence or willful misconduct.

7.3    Claims Procedures

(a)
Applications for Benefits. Any application for benefits under the Plan shall be submitted to the person or persons (“Claims Reviewer”) to whom the responsibility to adjudicate claims under the Plan has been delegated by the Senior Vice President, Human Resources of Amgen Inc. (as delegate of the Committee) at the Company’s principal office. Such application shall be in writing on the prescribed form and shall be signed by the applicant. All claims must be made within 180 days of the event that gives rise to a claim for benefits, including, without limitation, the receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of the applicant’s benefits (or the applicant’s right to benefits) as of a certain date or states that a claim for benefits may be filed within 180 days.

(b)
Denial of Applications. In the event that any application for benefits is denied in whole or in part, the Claims Reviewer shall notify the applicant in writing or electronically of the right to a review of the denial. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the Plan provisions on which the denial was based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, an explanation of the Plan’s review procedure, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such notice shall be given to the applicant within 90 days after the Claims Reviewer receives the application, unless special circumstances require an extension of time for processing the application. In no event shall such an extension exceed a period of 90 days from the end of the initial 90 day period. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90 day period. Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Reviewer expects to render a decision. If notice is not given to the applicant within the period prescribed by this Section 7.3(b), the application shall be deemed to have been denied for purposes of Section 7.3(d) upon the expiration of such period.

(c)
Requests for Review. Any person whose application for benefits is denied in whole or in part (or such person’s duly authorized representative) may appeal the denial by submitting to the Senior Vice President, Human Resources of Amgen Inc. (“Appeals Reviewer”) a request for a review of such application within 90 days after receiving written notice of the denial. The Appeals Reviewer shall give the applicant or such representative an opportunity to review pertinent documents (except legally privileged materials) in preparing such request for review and to submit issues and comments in writing. The request for review shall be in writing and shall be addressed to the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request, and any other matters which the applicant deems pertinent. The Appeals Reviewer may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(d)
Decisions on Review. The Appeals Reviewer shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time for processing, but in no event shall the decision on review be rendered more than 120 days after the Appeals Reviewer receives the request for review. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 60 day period. The Appeals Reviewer shall give prompt, written or electronic notice of its decision to the applicant and to the Company. In the event that the Appeals Reviewer confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, specific references to the Plan provisions on which the decision is based, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. To the extent that the Appeals Reviewer overrules the denial of the application for benefits, such benefits shall be paid to the applicant.

(e)
Rules and Procedures. The Claims Reviewer and the Appeals Reviewer shall adopt such rules and procedures, consistent with ERISA and the Plan, as they deems necessary or appropriate in carrying out their responsibilities under this Section 7.3.

(f)
Exhaustion of Administrative Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Section 7.3(a); (ii) has been notified that the application is denied; (iii) has filed a written request for a review of the application in accordance with Section 7.3(c); and (iv) has been notified in writing or electronically that the Appeals Reviewer has affirmed the denial of the application. If the claimant has entered into an arbitration agreement with the Company, the provisions of that arbitration agreement will govern following the claimant’s compliance with the foregoing provisions of this Section 7.3, and shall be the sole and exclusive remedy following compliance with the foregoing provisions. No arbitration or civil action for benefits under the Plan may be brought more than one year following the notification that the appeal was denied in whole or in part, or the event that gave rise to the claim for benefits (including, without limitation, receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of your benefits as of a certain date or states you may file a claim for benefits within 180 days), whichever is later. If no arbitration agreement is applicable, any legal or equitable action for benefits under the Plan must be brought in the United States District Court that includes the city or is nearest to the city in which the participant was last employed by the Company.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN

8.1    Plan Amendment.

(a)
Generally. The Committee may at any time and for any reason amend the Plan in whole or in part. No amendment may decrease or restrict the amount accrued in any Account maintained under the Plan through the date of amendment.

(b)
Amendment for 409A Compliance. This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Plan without your consent in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.
8.2    Company’s Right to Terminate. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, by action of its Board of Directors or the Committee, the Company reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan at any time in accordance with one of the following circumstances set forth in subsections (a) through (c) below and in Treasury Regulation Section 1.409A-3(j)(4)(ix):

(a)	The Company may terminate the Plan if the termination and liquidation is not proximate to a downturn in the Company’s financial health and:

(i)	The Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are irrevocably terminated;

(ii)
No payments other than payments that would otherwise be payable under the terms of the Plan are made within 12 months following the date the Company takes all necessary actions to terminate and liquidate the Plan;

(iii)
Except with respect to the participants who became entitled to benefits under the terms of the Plan and any other plan maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) within the first 12 months following the date such plans are irrevocably terminated, all payments to the participants due under the terms of such plans must be made between the first day of the 13th month and the last day of the 24th month following the date such plans terminated; and

(iv)	The Company does not adopt a plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) within three years following the date the Plan is terminated.

(b)
The Company terminates and liquidates the Plan pursuant to irrevocable action taken within 30 days preceding or 12 months following a “change in control event” (defined below), provided that the Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated on the same date with respect to each participant in such plans that experienced the “change in control event,” and all such participants receive all benefits payable under such plans within 12 months following the termination date. For purposes of this Section 8.2(b), “change in control event” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5).

(c)	The Company terminates and liquidates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11

U.S.C. § 503(b)(1)(A), provided that all benefits payable under the Plan are distributed to participants during the earlier of (i) the taxable year in which the amount is actually or constructively received, or (ii) the latest of the calendar year in which (a) the Plan is terminated and liquidated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or (c) the payment first becomes administratively practicable.

ARTICLE IX
MISCELLANEOUS

9.1    Unfunded Plan. This Plan is intended to be an unfunded plan for tax law purposes and for purposes of Title I of ERISA, maintained primarily to provide benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to participants in the Plan.

9.2    Unsecured General Creditor. Neither you nor your Beneficiaries, heirs, successors and assigns will have any legal or equitable rights, interest or claims in any property or assets of the Company, nor will they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies or other assets of the Company will not be held under any trust for your benefit or that of your Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies will be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan will be that of an unfunded and unsecured promise of the Company to pay money in the future.

9.3    Trusts. The Company will pay all Plan benefits. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company will have no further obligation with respect thereto, but to the extent not so paid, such benefits will remain the obligation of, and paid by, the Company.

9.4    Code Section 409A. Except to the extent specifically provided within this Plan or any separate written agreement between you and the Employer, you shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to you under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents shall have any obligation to mitigate or to hold you harmless from any or all of such taxes.

9.5    Nonassignability. Neither you nor any other person may commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt any or all of the amounts payable hereunder, which are expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person (other than amounts owed to the Company’s creditors in the event of the Company’s insolvency), nor be transferable by operation of law in the event of the bankruptcy or insolvency of you or any other person (other than the Company).

9.6    Not a Contract of Employment. The terms and conditions of this Plan may not be construed to constitute a contract of employment between you and the Company, and you (or your Beneficiary) will have no rights against the Company except as otherwise specifically provided herein. Moreover, nothing in this Plan will be deemed to give you the right to be retained in the service of the Company as an employee or otherwise, or to interfere with the right of the Company to discipline or discharge you at any time.

9.7    Cooperation. You are required to cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

9.8    Terms. Whenever words are used in this Plan in the masculine they will be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used in this Plan in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

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9.9    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

9.10    Governing Law. Subject to ERISA and the Code, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflict of laws principles.

9.11    Validity. In case any provision of this Plan is found to be held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this

IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document as of October 18, 2013.

“Company”
Amgen Inc., a Delaware corporation

By:    /s/ BRIAN MCNAMEE
Title:    Senior Vice President, Human Resources

APPENDIX A

Participating Subsidiaries and Affiliates of Amgen Inc.

1.	Amgen USA Inc. - January 1, 2002

2.	Immunex Corporation - January 1, 2003

3.	Immunex Manufacturing Corporation - January 1, 2003

4.	Immunex Rhode Island Corporation - January 1, 2003

5.	Amgen Worldwide Services, Inc. - January 1, 2004

6.	Amgen SF, LLC - January 1, 2005

7.	BioVex, Inc. - April 11, 2011

8.	Amgen Manufacturing, Limited - January 1, 2012

9.	Amgen Rockville, Inc. (formerly Micromet, Inc.) - June 18, 2012

10.	KAI Pharmaceuticals, Inc. - August 27, 2012

11.	Onyx Pharmaceuticals, Inc. - January 1, 2014